Exhibit 99.4

News Release

For Immediate Release on 9/29/09

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Closes Private Placement of 8.0% Convertible Perpetual Preferred Stock

HOUSTON – September 29, 2009 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has closed its previously announced private placement of a new series of 8.0% convertible perpetual preferred stock. Prior to this private placement closing, the initial purchasers exercised their option to purchase 150,000 shares of preferred stock to cover over-allotments. The total amount of preferred stock issued today by the company was 1,400,000 shares, with an aggregate liquidation preference of $140 million.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities (including the shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The convertible preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ATP’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in the Company’s SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com